Exhibit 99.2


For More Information:      Gary Geraci                   Sheri Seybold
                           Equity Performance Group      Big Sky Communications
                           617-723-2373                  925-556-9197
                           gary@equityperfgp.com         sheri@bigskypr.com

For Immediate Release

    ONSTREAM MEDIA'S EDNET INTRODUCES DIGITAL MEDIA SERVICES PLATFORM FOR THE
                             ENTERTAINMENT INDUSTRY

 New Hosted Service Offers "Enterprise Class" Digital Asset Management Tailored for Small to Mid Size Production and Post-Production Facilities

POMPANO BEACH, FL - MAY 9, 2005 - Onstream Media Corporation (Nasdaq: ONSM) a leading online service provider of on-demand, rich media communications, announced the availability of the Onstream Digital Media Services Platform
(DMSP) for its EDNet clients. In addition to EDNet's industry-renowned global connectivity services, now production and post-production facilities, music labels, advertisers, producers, directors and talent will have direct access to a cost-effective way to organize and manage digital media content.

The scalable platform, developed in conjunction with Science Applications International Corporation (SAIC), one of the country's leading IT security firms, is specifically designed to enable recording studios and post-production facilities of any size to efficiently create, store, manage and distribute rich media content and streamline the production workflow and approval process. For a low-cost, monthly subscription fee, the Onstream DMSP provides secure, integrated, digital managed services including high bandwidth secure transport, collaboration, transcoding, audio bridging and digital asset management (with smart encoding and indexing).

"Our new platform has been specifically tailored to meet the unique needs of EDNet's entertainment industry clients, and particularly those small to medium-sized organizations for whom in-house proprietary systems were out of reach due to financial and operational considerations. The Onstream DMSP offers these organizations a powerful enterprise class end-to-end solution that addresses a myriad of production related issues while also creating a new revenue and profit center for our clients," said Tom Scott, Vice President Technology for Onstream Media.

The scalability offered by the platform allows production facilities and advertising agencies to utilize one account to house their own content and, when needed, to open additional accounts for their clients on a project by project basis. Billing for these accounts can then be accomplished either directly by the production facility or agency or automatically through the Onstream DMSP, including billing mark-ups if desired. As importantly, the monthly subscription basis for these sub-accounts allows customers to utilize the services only when they are needed during the lifecycle of a project, thereby eliminating unnecessary costs. Plus, the platform's highly secure environment ensures that clients can set their own guidelines and parameters for who can contribute, manipulate and view the content.

                                      99.2-1

About Onstream Media's EDNet

EDNet serves the entertainment industry with global connectivity that provides for the transmission of full production quality stereo audio and video via high speed data circuits between movie production locations to television, motion picture and recording studios all around the world in seconds for collaboration and approvals. All major motion picture studios use EDNet's services to facilitate remote Automatic Dialog Replacement (ADR), the re-recording of dialog during post-production after the principal photography has been completed. Before EDNet, actors who were on location shooting their next film would often have to be flown back to New York or Hollywood to be re-recorded. With EDNet's technology, the actor can contribute a new performance from practically anywhere on the globe over synchronized digital high fidelity connections.

EDNet's clients include Sony, Disney, MGM, Universal, Warner Brothers and approximately 700 production and post production studios which have used the Onstream EDNet Service for such notable productions such as: Star Wars, Titanic, Lord of the Rings, Saving Private Ryan, Monster, Ray, The Aviator, The Incredibles and hundreds of others.

About Onstream Media Corporation

Founded in 1993, Onstream Media (Nasdaq: ONSM) is a leading online service provider of live and on-demand, rich media communications via the Onstream Digital Media Services Platform. Specializing in audio and video corporate communications, Onstream Media's pioneering ASP digital asset management technology provides the necessary tools for webcasting, webconferencing and content publishing services focused on increasing productivity and revenues for any organization in an affordable and highly secure environment. 78% of the Fortune 100 CEO's and CFO's have used Onstream Media's webcasting services for investor relations announcements.

Onstream Media customers include: NFL, AAA, Disney, MGM, Deutsche Bank, Thomson Financial/CCBN and PR Newswire.

For more information, visit the Onstream website at www.onstreammedia.com or call 954-917-6655

                                      99.2-2

                                       ###